UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				 SCHEDULE 13G
		     Under the Securities Exchange Act of 1934
			   (Amendment No. ___________)*




			    VIEWPOINT CORPORATION
             .......................................................
                              (Name of Issuer)


                               COMMON SHARES
             .......................................................
                        (Title of Class of Securities)


				92672P108
	     .......................................................
                              (CUSIP Number)

				08/09/2002
             .......................................................
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Mayer Offman, LLC/IRS #125405120
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      USA
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power        1,607,400
.....................................................................


6.    Shared Voting Power 	1,436,416
.....................................................................


7.    Sole Dispositive Power	1,607,400
.....................................................................



8.    Shared Dispositive Power 	   3,341,891
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				4,949,291
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				12.4%
.....................................................................


12.   Type of Reporting Person (See Instructions)

.....................................................................
    IN
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................


CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Generic Trading of Philadelphia, LLC/IRS #133963802
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      Delaware
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power         1,436,416
.....................................................................


6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power	1,436,416
.....................................................................


8.    Shared Dispositive Power
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				1,436,416
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				3.6%
.....................................................................

12.   Type of Reporting Person (See Instructions)

.....................................................................
    BD
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................



CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Gabriel Capital, LP/IRS #133621277
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      Delaware
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power         945,060
.....................................................................



6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power
.....................................................................



8.    Shared Dispositive Power 		945,060
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				945,060
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				2.37%

12.   Type of Reporting Person (See Instructions)

.....................................................................
    PN
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................

CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Ariel Fund Limited, LLC/IRS #Foreign
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ....................................................


4.    Citizenship or Place of Organization      Cayman Islands
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power        945,061
.....................................................................



6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power
.....................................................................



8.    Shared Dispositive Power 		945,061
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				945,061
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				2.37%

12.   Type of Reporting Person (See Instructions)

.....................................................................
    OO
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................

CUSIP No. 		92672P108
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Simaru Associates, LLC/IRS #134176460
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      Delaware
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power        34,654
.....................................................................



6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power
.....................................................................



8.    Shared Dispositive Power 		34,654
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person

				34,654
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)

				0.09%

12.   Type of Reporting Person (See Instructions)

.....................................................................
    OO
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................


Item 1.
	  (a)  Name of Issuer
     	       VIEWPOINT CORPORATION

	  (b)  Address of Issuer's Principal Executive Offices
               498 SEVENTH AVENUE, SUITE 1810
	       NEW YORK, NY 10018

Item 2.
	  (a)  Name of Person Filing
               This statement, with respect to the shares of Common Stock, .001 par value per share of Viewpoint Corporation (hereinafter referred to as "Common Shares") is filed by:

		1. Mayer Offman (hereinafter referred to as "Offman"), the beneficial owner of a total of 4,949,291 Common Shares, 1,607,400 Common Shares of which Offman has sole voting and dispositive power as the owner of record of such shares, 1,436,400 of which Offman has shared voting power as the Vice-President of Shear-Offman, Inc. the managing member of Generic Trading of Philadelphia, LLC (hereinafter referred to as "GTP") which is the holder of record of such amount of shares; and 3,341,891 of which Offman has dispositive power as the authorized trader for accounts held by Gabriel Capital, LP hereinafter referred to as "GC"), Ariel Fund Limited (hereinafter referred to as "AFL")and Simaru Associates, LLC (hereinafter referred to as "SA") in which such shares are held;

		2. GTP, a Delaware limited liability company doing business as a proprietary trading firm with which Offman serves as Vice-President of the managing member, Shear-Offman, Inc., a Delaware corporation. GTP beneficially owns 1,436,416 Common Shares which it has sole voting and dispositive powers;

		3. GC, a Delaware limited partnership and the beneficial owner of 945,060 Common Shares which it has sole voting power and shared dispositive power with Offman, who has been granted limited trading authorization over GC's account in which GC's Common Shares are held;

		4. AFL, a company incorporated under the laws of the Cayman Islands, British West Indies and the beneficial owner of 945,061 Common Shares which it has sole voting power and shared dispositive power with Offman, who has been granted limited trading authorization over AFL's account in which AFL's Common Shares are held; and

	        5. SA, a Delaware limited liability company and the beneficial owner of 34,654 Common Shares which it has sole voting power and shared dispositive power with Offman, who has been granted limited trading authorization over SA's account in which SA's Common Shares are held.

	  (b)  Address of Principal Business Office or, if none,
Residence
	       The address of the reporting persons are as follows:

               1.	Mayer Offman
               		1270 Ave. of the Americas, 12th Floor
	       		New York, NY 10020

	       2.	Generic Trading of Philadelphia, LLC
	       		1270 Avenue of the Americas, 12th Floor
               		New York, NY 10020

               3.	Gabriel Capital, LP
               		450 Park Avenue, Suite 3201
               		New York, New York 10022

	       4.	Ariel Fund Limited
               		c/o Mark A. Wiener
               		450 Park Avenue, #3201
               		New York, NY 10022

	       5.	Simaru Associates, LLC
               		4779 Collins Ave., Suite #3304
               		Miami Beach, FL 33140

	  (c)  Citizenship

		1.	United States of America

		2.	Delaware

		3.	Delaware

		4.	Cayman Islands, British West Indies

		5.	Delaware


	  (d)  Title of Class of Securities
               Common

	  (e)  CUSIP Number
               92672P108

Item 3. If this statement is filed pursuant to Sect. 240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:

	  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

	  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	  (e) [ ] An investment adviser in accordance with Sect.240.13d-1(b)(1)(ii)(E);

	  (f) [ ] An employee benefit plan or endowment fund in accordance with Sect. 240.13d-1(b)(1)(ii)(F);

	  (g) [ ] A parent holding company or control person in accordance with Sect. 240.13d-1(b)(1)(ii)(G);

	  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
		    1813);

	  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                    80a-3);

          (j)  [ ]  Group, in accordance with Sect. 240.13d-1(b)(1)(ii)
                    (J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

	A.  Mayer Offman
	    (a)	Amount beneficially owned:  		      4,949,291
	    (b)	Percent of Class:                             12.4%
	    (c)	(i)  Sole power to vote or direct the vote:   1,607,400
		(ii) Shared Power to vote or direct the vote: 1,436,416
		(iii)Sole power to dispose or direct the
		     disposition:			      1,607,400
		(iv) Shared power to dispose or direct the
		     disposition:			      3,341,891

	B.  Generic Trading of Philadelphia, LLC
	    (a)	Amount beneficially owned:  		      1,436,416
	    (b)	Percent of Class:  			      3.6%
	    (c)	(i)  Sole power to vote or direct the vote:   0
		(ii) Shared Power to vote or direct the vote: 1,436,416
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      1,436,416

	C.  Simaru Associates, LLC
	    (a)	Amount beneficially owned:  		      34,654
	    (b)	Percent of Class:                             0.09%
	    (c)	(i)  Sole power to vote or direct the vote:   34,654
		(ii) Shared Power to vote or direct the vote: 0
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      34,654

	D.  Gabriel Capital, LP
	    (a)	Amount beneficially owned:                    945,060
	    (b)	Percent of Class:                             2.37%
	    (c)	(i)  Sole power to vote or direct the vote:   945,060
		(ii) Shared Power to vote or direct the vote: 0
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      945,060

	E.  Ariel Fund Limited, LLC
	    (a)	Amount beneficially owned:                    945,061
	    (b)	Percent of Class:                             2.37%
	    (c)	(i)  Sole power to vote or direct the vote:   945,061
		(ii) Shared Power to vote or direct the vote: 0
		(iii)Sole power to dispose or direct the
		     disposition:			      0
		(iv) Shared power to dispose or direct the
		     disposition:			      945,061


Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sect. 240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company

	  Not Applicable

Item 8.   Identification and Classification of Members of the Group

	  Not Applicable

Item 9.   Notice of Dissolution of Group

	  Not Applicable

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


08/12/2002
.......................................
Date

/s/  Mayer Offman
.......................................
Mayer Offman


/s/  Mayer Offman/Vice President
.......................................
Generic Trading of Philadelphia, LLC
Name/Title

/s/  J. Ezra Merkin/General Partner
.......................................
Gabriel Capital, LP
Name/Title

/s/  J. Ezra Merkin/President
.......................................
Ariel Fund, Limited
Name/Title

/s/  Abe Sova/Manager
.......................................
Simaru Associates, LLC
Name/Title